EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sanmina Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-131360, 333-61042, 333-50282, 333-39316, 333-95467, 333-84221, 333-84039, 333-76279, and 333-71313) and on Form S-8 (Nos. 333-214706, 333-203596, 333-195455, 333-188085, 333-182042, 333-172128, 333-165435, 333-157099, 333-84704, 333-112605, 333-108942, 333-104692, 333-100236, 333-87946, 333-84704, 333-83110, 333-75616, 333-64294, 333-39930, 333-79259 and 333-23565) of Sanmina Corporation of our report dated November 19, 2015, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows, for the year ended October 3, 2015, which report appears in the September 30, 2017 annual report on Form 10-K of Sanmina Corporation.

/s/ KPMG LLP
______________________
Santa Clara, California
November 13, 2017